Exhibit 5.1

September 25, 2009

Hughes Communications, Inc.

11717 Exploration Lane

Germantown, Maryland 20876

Re:	Hughes Communications, Inc.

Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Hughes Communications, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing by the Company on the date hereof with the Securities and Exchange Commission of a Registration Statement on Form S-8 (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Act”). The Registration Statement relates to the offering and sale from time to time of up to 75,000 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), to be issued in exchange for the Class B membership interests (the “Class B Units”) issued by Hughes Network Systems, LLC (“HNS”), a Delaware limited liability company and a wholly-owned subsidiary of the Company. The Class B Units were issued by HNS to certain of its employees pursuant to the Second Amended and Restated Limited Liability Company Agreement (the “LLC Agreement”) of HNS, each employment agreement between the holder of the Class B Units (the “Class B Unit Holder”) and HNS (collectively, the “Employment Agreements”), and each restricted unit purchase agreement between the Class B Unit Holder and HNS (collectively, the “Purchase Agreements,” and together with the LLC Agreement and the Employment Agreements, the “Class B Unit Plan”). This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

We have examined originals or certified copies of such corporate records of the Company and HNS and other certificates and documents of officials of the Company and HNS, public officials and others as we have deemed appropriate for purposes of this letter. We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all copies submitted to us as conformed, certified or reproduced copies. We have also assumed that (i) the certificates for the Shares will conform to the specimen thereof filed as an exhibit to the Registration Statement and upon issuance will have been duly countersigned by the transfer agent and duly registered by the registrar for the Common Stock, (ii) the LLC Agreement has been duly authorized and validly executed and delivered by the parties thereto, (iii) each Employment Agreement and each Purchase Agreement setting forth the terms of each Class B Units award granted pursuant to the LLC Agreement are consistent with the LLC Agreement and have been duly authorized and validly executed and delivered by the parties thereto, (iv) the effectiveness of the Registration Statement shall not have been terminated or rescinded, (v) at the time of the issuance of the Shares, the Company will validly exist and be duly qualified and in good standing under the laws of its jurisdiction of incorporation, (vi) the Shares will be issued in accordance with the exchange methodology established by the compensation committee of the Board of Directors of the Company relating to such issuance, and (vii) at the time of each issuance of Shares, there will be sufficient shares of Common Stock authorized for issuance under the Company’s certificate of incorporation that have not otherwise been issued or reserved or committed for issuance. As to various questions of fact relevant to this letter, we have relied, without independent investigation, upon certificates of public officials and certificates of officers of the Company and HNS, all of which we assume to be true, correct and complete.

Based upon the foregoing, and subject to the assumptions, exceptions, qualifications and limitations stated herein, we are of the opinion that when the Shares have been issued and delivered by the Company in exchange for the Class B Units in accordance with the terms of the Class B Unit Plan, the Shares will be duly authorized, validly issued, fully paid and non-assessable.

The opinions and other matters in this letter are qualified in their entirety and subject to the following:

A.	We express no opinion as to the laws of any jurisdiction other than the General Corporation Law of the State of Delaware and the Limited Liability Company Act of the State of Delaware. As used herein, the term “General Corporation Law of the State of Delaware” and “Limited Liability Company Act of the State of Delaware” include the statutory provisions contained therein and all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.

B.	This opinion letter is limited to the matters expressly stated herein and no opinion is to be inferred or implied beyond the opinion expressly set forth herein. We undertake no, and hereby disclaim any, obligation to make any inquiry after the date hereof or to advise you of any changes in any matter set forth herein, whether based on a change in the law, a change in any fact relating to the Company or any other person or any other circumstance.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder.

Very truly yours,

/s/ Akin, Gump, Strauss, Hauer & Feld, L.L.P.

AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.